Exhibit 99.1

Cymer, Inc.

2013 Long-Term Incentive Program

Summary Description

Establishment: The following is a summary of the terms of the 2013 Long-Term Incentive Program (“LTIP”) approved by the Compensation Committee of Cymer’s Board of Directors.

Eligibility: Generally, manager-level employees and senior individual contributor employees and above that are employed by Cymer or its subsidiaries are eligible to participate in the LTIP, unless otherwise determined by Cymer’s Board of Directors (“Board”) or the Compensation Committee. The Board or Compensation Committee determines in its discretion which Cymer employees shall be participants.

Equity Awards: Equity awards under the LTIP are granted under and in accordance with the terms of Cymer’s 2011 Equity Incentive Plan (the “Incentive Plan”) and may include any of the following instruments: performance-based restricted stock units, restricted stock units, stock unit awards that vest upon attainment of performance conditions and other criteria, stock options, or any other equity awards permitted under the Incentive Plan.

All equity awards granted under the LTIP are based on a target dollar amount. The target dollar amount for each individual award is converted into equity awards by dividing an average fair value of Cymer’s Common Stock over a determined number of trading days into the target dollar amount to determine the aggregate number of shares initially subject to the equity awards granted under the LTIP. The Board or the Compensation Committee determines in its discretion the amount awarded to each participant and has the authority to approve supplemental equity awards to selected participants under the LTIP.

The number of shares subject to equity awards granted under the LTIP that vest upon the attainment of corporate performance goals are subject to increase or decrease based on Cymer’s actual performance against performance measures approved by the Board or the Compensation Committee. Cymer’s actual performance against performance measures for the applicable performance period is approved by the Board or the Compensation Committee.

The shares subject to equity awards granted under the LTIP, including the shares that become issuable upon achievement of performance measures, may be subject to time-based vesting that require a participant to remain employed by Cymer for a period of time to receive the shares.

Participants will receive a prospectus describing the terms of the equity awards according to the Incentive Plan.

Disclaimer: Cymer reserves the right to modify the LTIP at any time. Cymer also retains the right to award additional incentive compensation outside the LTIP.